EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and
Reports Financial Results for the Second Quarter of 2017

Reports continued progress and is in final stages of completing fuel manufacturing JV

RESTON, Va., August 8, 2017 -- Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel technology company, today provided a business update and reported financial results for the second quarter ended June 30, 2017.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We are making continued progress towards establishing a formal joint venture agreement with AREVA to develop, manufacture and commercialize fuel assemblies based on our innovative fuel technology. Due to international legal and regulatory complexities of this transaction, finalizing this agreement has taken longer than expected. However, over the past six months, we have successfully resolved the most difficult and complex issues and the remaining steps should be fairly straightforward. Our current plan is to sign the JV Operating Agreement in Q-4 2017 and launch the JV in early January 2018. As the leading nuclear supplier company in the world, AREVA brings unparalleled technical and manufacturing expertise, as well an established global customer base.”

“We also continue to expand our intellectual property protection. Most recently, we announced a Notice of Allowance in South Korea from the Korean Intellectual Property Office for a key divisional patent covering Lightbridge’s innovative metallic fuel assembly design for Western-type pressurized water reactors incorporating four-lobe, helically twisted metallic fuel rods and a proprietary manufacturing method for metallic fuel rods using powder metallurgy. In May, we received another key patent covering a tri-lobe variant of our extruded metallic fuel rods used in Russian-type VVER reactors, which are the dominant type of reactors currently under construction worldwide.”

“Finally, we continue to work closely with a leading U.S. nuclear utility toward formalizing an end-user agreement for the first use of Lightbridge-designed nuclear fuel in a commercial reactor in the United States. Overall, feedback from the industry has been extremely positive, due to a unique combination of both the economic and safety benefits of our fuel for existing or new-build reactors, which cannot be matched by any fuels currently in use or under consideration. Moreover, we have advanced our fuel without government subsidies, which reinforces the standalone commercial potential and industry support for our fuel.”

Highlights

Balance Sheet Overview

At June 30, 2017, we had approximately $4.1 million in cash and restricted cash compared to approximately $3.7 million in cash and restricted cash at December 31, 2016. The $0.4 million increase in cash and equivalents resulted from the sale of approximately $3.0 million of our common stock during the six months ended June 30, 2017, offset by net cash used in operating activities of $2.5 million and cash used in investing activities of approximately $0.1 million. We used cash during the six months ended June 30, 2017 primarily to fund our general and administrative expenses and for research and development. We had approximately $3.7 million in working capital at June 30, 2017 as compared to working capital of approximately $3.4 million at December 31, 2016. Stockholders' equity at June 30, 2017 was approximately $5.7 million compared to stockholders’ equity of approximately $5.6 million at December 31, 2016.

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Operating Results – Second Quarter of Fiscal 2017 Compared to Second Quarter of Fiscal 2016

For the second quarter ended June 30, 2017, net loss attributable to common shareholders was approximately $1.7 million, or a loss of $0.17 per share, on revenue of $0.01 million. In the same quarter of 2016, the net loss attributable to common shareholders was $1.3 million, or loss of $0.30 per share, on revenue of $0.1 million. All revenue was generated from consulting services. Stock-based compensation expense was $0.4 million for the six months ended June 30, 2017 compared to $0.6 million for the six months ended June 30, 2016. For the six months ended June 30, 2017, the Company’s cash flows used in operating activities were $2.5 million versus $2.4 million used in operating activities for the same period of 2016. The cash was used primarily to fund general and administrative expenses and for research and development.

2017 Second Quarter Conference Call

Lightbridge will host a conference call on Wednesday, August 9, 2017 at 11:00 a.m. Eastern Time to discuss the company's financial results for the second quarter ending June 30, 2017, as well as the Company's corporate progress and other meaningful developments. Interested parties can access the conference call by calling 866-682-6100 for U.S. callers, or +1-862-255-5401 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@ltbridge.com. A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight September 9, 2017, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1-919-882-2331 (international callers) and entering conference ID: 19144.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude warrant revaluation income. Net income excluding warrant revaluation income is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of net loss excluding warrant revaluation income is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes net loss excluding warrant revaluation income as a means to measure operating performance. The table below reconciles net (loss) excluding revaluation income, a non-GAAP measure, to net loss for the three months ended June 30, 2017 and 2016.

(in millions)

	Quarter Ended	Quarter Ended
	June 30,	June 30,
	2017	2016
Net loss attributable to common stockholders	$(1.7)	$(1.3)
Adjustments:
Warrant revaluation income	0	0.3
Net Loss attributable to common stockholders, excluding warrant revaluation income	$(1.7)	$(1.6)

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About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors. The technology significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. Lightbridge invented, patented and has independently validated the technology, including successful demonstration of the fuel in a research reactor with near-term plans to demonstrate the fuel under commercial reactor conditions. The Company has assembled a world class development team including veterans of leading global fuel manufacturers. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. The Company operates under a licensing and royalty model, independently validated and based on the increased power generated by Lightbridge-designed fuel and high ROI for operators of existing and new reactors. The economic benefits are further enhanced by anticipated carbon credits available under the Clean Power Plan. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the timing, progress and potential challenges relating to the Company’s entry into a formal joint venture agreement with AREVA, Company’s entry into an end-user agreement with a leading U.S. nuclear utility and the timing thereof, and the expected market for the Company's product and service offerings.

These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Crescendo Communications, LLC

Tel. +1 855-379-9900

ltbr@crescendo-ir.com

*** tables follow ***

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Lightbridge Corporation
Condensed Consolidated Balance Sheets

	June 30,
	2017	December 31,
	(Unaudited)	2016
ASSETS
Current Assets
Cash and cash equivalents	$3,992,160	$3,584,877
Restricted cash	114,059	114,012
Accounts receivable - project revenue and reimbursable project costs	10,889	388,434
Prepaid expenses and other current assets	131,317	80,933
Deferred financing costs, net	491,168	491,168
Total Current Assets	4,739,593	4,659,424
Other Assets
Patent costs	1,275,637	1,160,465
Deferred financing costs, net	736,877	982,486
Total Other Assets	2,012,514	2,142,951
Total Assets	$6,752,107	$6,802,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,002,339	$1,216,321
Total Current Liabilities	1,002,339	1,216,321
Long-Term Liabilities
Deferred lease abandonment liability	-	28,464
Total Liabilities	1,002,339	1,244,785
Commitments and Contingencies - Note 4
Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, convertible Series A preferred shares, 1,020,000 shares issued and outstanding at June 30, 2017 and December 31, 2016.	1,020	1,020
Common stock, $0.001 par value, 100,000,000 authorized, 9,911,864 shares and 7,112,143 shares issued and outstanding as of June 30, 2017 and December 31, 2016, respectively	9,912	7,112
Additional paid-in capital	89,838,423	86,266,075
Accumulated deficit	(84,099,587)	(80,716,617)
Total Stockholders' Equity	5,749,768	5,557,590
Total Liabilities and Stockholders' Equity	$6,752,107	$6,802,375

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenue:
Consulting Revenue	$14,425	$122,377	$149,910	$288,923

Cost of Consulting Services Provided	4,300	62,137	89,663	130,362

Gross Margin	10,125	60,240	60,247	158,561

Operating Expenses
General and administrative	971,290	1,112,582	2,179,592	2,208,694
Research and development	545,644	419,498	1,009,987	1,005,748
Total Operating Expenses	1,516,934	1,532,080	3,189,579	3,214,442

Operating Loss	(1,506,809)	(1,471,840)	(3,129,332)	(3,055,881)

Other Income and (Expenses)
Warrant revaluation	-	311,645	-	1,565,499
Warrant modification expense	-	(129,369)	-	(129,369)
Financing costs	(130,877)	-	(253,681)	-
Investment income	23	274	47	274
Other income (expenses)	-	(7,915)	-	(12,434)
Total Other Income and (Expenses)	(130,854)	174,635	(253,634)	1,423,970

Net loss before income taxes	(1,637,663)	(1,297,205)	(3,382,966)	(1,631,911)

Income taxes	-	-	-	-

Net loss	$(1,637,663)	$(1,297,205)	$(3,382,966)	$(1,631,911)
Accumulated preferred stock dividend	(49,000)	-	(98,000)	-
Net loss attributable to common stockholders	(1,686,663)	(1,297,205)	(3,480,966)	(1,631,911)

Net Loss Per Common Share,
Basic and Diluted	$(0.17)	$(0.30)	$(0.37)	$(0.40)

Weighted Average Number of Common Shares Outstanding	9,911,864	4,273,031	9,524,939	4,074,104

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

	Six Months Ended
	June 30,
	2017	2016
Operating Activities:
Net Loss	$(3,382,966)	$(1,631,911)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	427,880	550,552
Amortization of deferred financing costs	245,609	-
Warrant revaluation	-	(1,565,499)
Warrant modification expense	-	129,369
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	377,545	70,101
Prepaid expenses and other assets	(50,384)	(21,482)
Accounts payable and accrued liabilities	(48,540)	231,516
Deferred lease abandonment liability	(72,186)	(154,141)
Net Cash Used in Operating Activities	(2,503,042)	(2,391,495)

Investing Activities:
Patent costs	(115,172)	(97,924)
Net Cash Used in Investing Activities	(115,172)	(97,924)

Financing Activities:
Net proceeds from the issuance of common stock	3,025,544	2,991,487
Proceeds from the issuance of note payable	-	135,000
Repayment of note payable	-	(66,964)
Restricted cash	(47)	290,811
Net Cash Provided by Financing Activities	3,025,497	3,350,334

Net Increase in Cash and Cash Equivalents	407,283	860,915

Cash and Cash Equivalents, Beginning of Period	3,584,877	623,184

Cash and Cash Equivalents, End of Period	$3,992,160	$1,484,099

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period:
Interest paid	$-	$1,618
Income taxes paid	$-	$-
Non-Cash Financing Activity:
Warrant liability	$-	$692,110
Accumulated preferred stock dividend	$98,000	$-
Decrease in accrued liabilities - stock-based compensation	$121,720	$-

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